UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 1, 2016

ADVERUM BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on August 26, 2016, John P. McLaughlin, a member of the board of directors (the “Board”) of Adverum Biotechnologies, Inc. (the “Company”), provided notice of his intention to resign as a director of the Company, as the chairman and as a member of the audit committee of the Board, and as a member of the compensation and nominating and corporate governance committees of the Board, effective as of August 31, 2016.

On September 1, 2016, the Company received a customary letter from the NASDAQ Stock Market (“NASDAQ”) noting that, as a result of Mr. McLaughlin’s resignation, the Company is no longer in compliance with Rule 5605(b)(1) of the NASDAQ Listing Rules, which requires that the majority of the board be composed of independent directors, and Rule 5605(c)(2)(A) of the NASDAQ Listing Rules, which requires that the audit committee of the Board be comprised of at least three directors who meet certain independence and other requirements. The letter also noted that the Company can rely on the cure period provided by Rules 5605(b)(1)(A) and 5605(c)(4) of the NASDAQ Listing Rules, which allows the Company until the earlier of (A) the Company’s next annual meeting of stockholders or (B) August 31, 2017 to regain compliance with Rules 5605(b)(1) and 5605(c)(2)(A) of the NASDAQ Listing Rules. The Company intends to appoint an additional independent director to its Board and the audit committee of the Board prior to the end of the cure period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2016	ADVERUM BIOTECHNOLOGIES, INC.

	By:	/s/ Paul B. Cleveland
Paul B. Cleveland, Chief Executive Officer